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                                                                    Exhibit 11.1


                               EARNINGS PER SHARE

                               PRIMARY COMPUTATION

                    Years ended June 30, 1992, 1993, and 1994

                    ($ in millions except per share amounts)



                                                         1994         1993         1992
- ----------------------------------------------------------------------------------------
Basis for computation of earnings per
  common and common equivalent shares:

  Earnings (loss) from continuing operations            $107.4      $(113.8)      $128.8
  Dividends on 4% cumulative preferred stock               (.4)         (.4)         (.4)
                                                    ----------   ----------   ----------
  Earnings from continuing operations
    available to common shareholders                     107.0       (114.2)       128.4
  Discontinued operations                                 (3.6)        (6.0)        (1.3)
  Cumulative effects of accounting changes                            (80.6)
                                                    ----------   ----------   ----------
  Net earnings (loss) available
    to common shareholders                              $103.4      $(200.8)      $127.1
                                                    ----------   ----------   ----------
                                                    ----------   ----------   ----------



Number of common and common equivalent shares:

  Weighted average shares outstanding               76,809,532   76,269,208   75,983,906
  Shares issuable upon exercise of stock options,
    net of shares assumed to be repurchased            797,884    1,139,460    1,817,567
                                                    ----------   ----------   ----------

                                                    77,607,416   77,408,668   77,801,473
                                                    ----------   ----------   ----------
                                                    ----------   ----------   ----------



Earnings (loss) per common and common
    equivalent share:

  Continuing operations                                  $1.38       $(1.48)       $1.65
  Discontinued operations                                 (.05)        (.08)        (.02)
  Accounting changes                                                  (1.04)
                                                     ---------    ---------    ---------

  Net earnings (loss)                                    $1.33       $(2.60)       $1.63
                                                     ---------    ---------    ---------
                                                     ---------    ---------    ---------